UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CONDOR HOSPITALITY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONDOR HOSPITALITY TRUST, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 16, 2017

The Annual Meeting of the shareholders of Condor Hospitality Trust, Inc. will be held at Courtyard New York Manhattan/Midtown East, 866 Third Avenue, New York, NY on Tuesday, May 16, 2017, at 4:00 p.m., Eastern time, for the following purposes:

Holders of common stock will vote:

1.	To elect nine directors to serve on the Board of Directors until the annual meeting of shareholders in 2018 or until their successors have been duly elected and qualified;

2.	To eliminate the requirement that the Board of Directors receive certain shareholder representations in connection with conversions of shares of 6.25% Series E Convertible Preferred Stock as long as the Board is able to obtain the opinion of counsel specified in Article IX(A)(7) of the Amended and Restated Articles of Incorporation;

3.	To approve the issuance of up to 20% or more of the outstanding shares of common stock upon conversion of the 6.25% Series E Cumulative Convertible Preferred Stock;

4.	To approve the issuance of up to 20% or more of the outstanding shares of common stock to redeem shares of 6.25% Series E Cumulative Convertible Preferred Stock upon exercise of put rights;

5.	To ratify the appointment of KPMG LLP as independent auditors for 2017.

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Only holders of common stock of the Company of record as of the close of business on March 9, 2017 will be entitled to notice of and to vote, with respect to matters such shareholders will vote upon, at the Annual Meeting and any adjournments thereof.

We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the items of business.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly. You may vote your shares by completing, signing, dating and mailing the Proxy Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you execute a proxy by mailing in the proxy card, but later to decide to attend the Annual Meeting in person you may, if you wish, vote personally on all matters at any time before your proxy is voted.

By Order of the Board of Directors,

JAMES H. FRIEND Chairman of the Board

Bethesda, Maryland

April 17, 2017

Notice of Annual Meeting of Shareholders

PAGE
Proxy Statement

General Information	2
The Proxy Solicitation	2
Revocation and Voting of Proxies	2
Voting Rights of Holders of the Common Stock	2
Quorums	3
Vote Required	3
Securities Ownership of Certain Beneficial Owners and Management	4
Corporate Governance	6
Independence	6
Board of Directors	6
Board Leadership and Risk Oversight	7
Compensation Committee	7
Nominating Committee	7
Audit Committee	8
Investment Committee	8
Shareholder Communications with the Board of Directors	9
Compensation Committee Interlocks and Insider Participation	9
Certain Relationships and Related Transactions	9
Item 1. Election of Directors	14
Nominees for Directors	14
Compensation Discussion and Analysis	18
Compensation Committee Report	19
Summary Compensation Table	20
Grants of Plan-Based Awards for Fiscal 2016	20
Outstanding Equity Awards at Fiscal Year-End	21
Stock Vested in 2016	21
Equity Compensation Plan Information	21
Potential Payments Upon Termination or Change-In-Control	22
Executive Officers of the Company	22
Director Compensation	23
Audit Committee Report	24
Background for Items 2, 3 and 4 with respect to the Series E Preferred Stock	25
Item 2: Articles Amendment	29
Item 3: Approval of the issuance of up to 20% or more of the outstanding shares of common stock upon conversion of the 6.25% Series E Cumulative Preferred Stock	31
Item 4: Approve the issuance of up to 20% or more of the outstanding shares of common stock to redeem shares of 6.25% Series E Cumulative Convertible Preferred Stock upon exercise of put rights	32
Item 5: Ratification of Auditors	33
Section 16(A) Beneficial Ownership Reporting Compliance	34
Shareholder Proposals	34
Other Matters	34

CONDOR HOSPITALITY TRUST, INC.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Condor Hospitality Trust, Inc. (the “Company”) for use at the annual meeting of shareholders to be held on Tuesday, May 16, 2017 and any adjournments thereof (the “Annual Meeting”). The mailing address of the principal executive offices of the Company is 4800 Montgomery Lane, Suite 220, Bethesda, MD 20814. This Proxy Statement, the Proxy Card, Notice of Meeting and the Company’s Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 17, 2017.

The Proxy Solicitation

The Proxy Card, if you are a holder of common stock, is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with information that you may find useful in determining how to vote.

The solicitation of proxies is being made by the Company through the telephone, electronic communication and use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company. Proxies may also be solicited by directors, director nominees and employees of the Company who will not be specially compensated for their solicitation. Proxies may be solicited by mail, electronic communications and by telephone call.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder giving a proxy has the power to revoke it by submitting a properly executed proxy bearing a later date, by delivering written notice of revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. The proxy will be voted as specified by the shareholder in the space(s) provided on the applicable Proxy Card. If no specification is made, the proxy will be voted “for” the nominees for directors set for the on the proxy card and all other matters as recommended by the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2017.

The proxy statement and annual report to shareholders for the fiscal year ended December 31, 2016 are available under “Investor Relations” at our website: http://condorhospitality.com.

Reverse Stock Split

On March 15 , 2017, the Company effected a 1-for-6.5 reverse stock split of its common stock. Except where otherwise indicated, all share and per share data in this proxy statement reflect this reverse stock split.

Voting Rights of Holders of the Common Stock

Only those holders of record of the common stock at the close of business on March 9, 2017, are entitled to notice of and to vote at the Annual Meeting, or any postponements or adjournments of the meeting, on each matter presented to such holders at the Annual Meeting. At the close of business on March 9, 2017, the Company had 6,768,263 shares of common stock outstanding.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Cumulative voting is not permitted.

Quorums

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast by the holders of the common stock will constitute a quorum for all matters upon which such holders of are entitled to vote. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”). Please note that if you hold your shares through a broker, your broker may no longer vote your shares on certain matters in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

Vote Required

The nine nominees for election to the Board of Directors receiving the most votes cast at the Annual Meeting by the holders of the common stock will be elected directors; therefore broker non-votes will not affect the outcome of the election of these directors.

Approval of the amendment of the Company’s Amended and Restated Articles of Incorporation will require the approval of the holders of at least a majority of the votes represented by the outstanding shares of common stock. Abstentions and broker non-votes have the same effect as a vote against the proposal.

Approval of the proposals to issue common stock upon conversion of the Series E Preferred Stock or to redeem the Series E Preferred Stock upon exercise of put rights by the holders requires the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote.

The ratification of the appointment of the auditors will be decided by the affirmative vote of the holders of a majority of the votes represented by the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

SECURITIES OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and preferred stock as of March 9, 2017, by the following persons (a) each shareholder known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director or nominee, (c) each executive officer named in the Summary Compensation Table and (d) all directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of March 9, 2017.

With respect to our continuing qualification as a real estate investment trust, our Amended and Restated Articles of Incorporation (the “Articles”) contain an ownership limitation, which prohibits both direct and indirect ownership of more than 9.9% of the outstanding shares of our common stock or 9.9% of any series of our preferred stock. Our Articles permit the Board of Directors, in its sole discretion, to exempt a person from this ownership limit if the person provides representations and undertakings that enable the Board to determine that granting the exemption would not result in the Company losing its qualification as a REIT. Under the Internal Revenue Service (IRS) rules, REIT shares owned by certain entities are considered owned proportionately by owners of the entities for REIT qualification purposes. The holder of securities in excess of the ownership limit in the following table provided representations and undertakings necessary for the Board to grant such an exemption.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Real Estate Strategies L.P. 2 Church Street Hamilton DO HM CX, Bermuda	common stock	3,314,453	(2)	48.9%
SREP III Flight – Investco, L.P. 150 California St., Suite 850 San Francisco, CA	common stock	2,884,615	(3)	42.6%
Jeff Giller 150 California St., Suite 850 San Francisco, CA	common stock	2,884,615	(4)	42.6%
Brendan MacDonald 150 California St., Suite 850 San Francisco, CA	common stock	2,884,615	(5)	42.6%
J. William Blackham	common stock	101,213	(6)	1.5%
John M. Sabin	common stock	2,360
James H. Friend	common stock	1,410
Donald J. Landry	common stock	3,458
Daniel R. Elsztain	common stock	1,998
Daphne J. Dufresne	common stock	2,291
Mark D. Linehan	common stock	1,538
Jonathan J. Gantt	common stock	0
Jeffrey W. Dougan	common stock	777	(7)
Arinn Cavey	common stock	0
All directors and executive officers as a group (12 persons)	common stock	2,999,661	(8)	44.3%

(1)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding class of securities. In calculating the indicated percentage, the denominator includes the shares of common stock that could be acquired by the person through the exercise of options or warrants within 60 days of March 9, 2017. The denominator excludes the shares of common stock that would be acquired by any other person upon such exercise.

(2)	Real Estate Strategies L.P. (“RES”), an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), an Argentinean-based publicly traded company, acquired 3,120,342 shares of common stock upon conversion of 6.25% Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) on February 28, 2017. RES acquired 487,738 shares of 6.25% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”) on February 28, 2017, which is convertible into 352,283 shares of common stock after February 28, 2019 following shareholder approval of the conversion price at this annual meeting.

Based on information appearing in Amendment No. 5 to a Schedule 13D filed by RES with the Securities and Exchange Commission on March 3, 2017, RES has shared voting and shared dispositive power over 3,314,453 shares of common stock. RES and its affiliates, for purposes of Section 13(d)(3) of the Exchange Act, consists of Eduardo S. Elsztain, and the following entities controlled, either directly or indirectly, by Mr. Elsztain: Consultores Assets Management S.A. , Consultores Venture Capital Uruguay S.A., Agroinvestment S.A., Idalgir S.A., Consultores Venture Capital Ltd., Ifis Limited, Inversiones Financieras del Sur S.A., Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, IRSA, Tyrus S.A., Jiwin S.A., Efanur SA and RES.

RES also holds a convertible promissory note (the “Note), convertible into 97,269 shares of common stock that are not included in the share totals because the Note was not convertible on March 9, 2017 pursuant to a provision the Note which prohibits conversion if RES and its affiliates would hold more than 49% in the aggregate of the voting stock of the Company. RES also holds warrants to acquire 23,160 shares of common stock that are not included in the share totals, because the warrants were not exercisable on March 9, 2017 pursuant to a provision in the warrants which prohibits exercise if RES and its affiliates would hold more than 49.5% of the voting stock of the Company.

(3)	SREP III Flight-Investco, L.P. (“SREP”), an affiliate of StepStone Group LP, acquired 2,884,615 shares of common stock upon conversion of Series D Preferred Stock on February 28, 2017. SREP acquired 437,262 shares of Series E Preferred Stock on February 28, 2017, which is convertible into 315,826 shares of common stock after February 28, 2019 following shareholder approval of the conversion price at this annual meeting.
(4)	Mr. Giller is a member of StepStone Group Real Estate Holdings LLC, general partner of StepStone Group Real Estate LP, the sole member and investment manager of StepStone REP III (GP), LLC, the general partner of SREP, the record holder of the 2,884,615 shares of common stock and 437,262 shares of Series E Preferred Stock. Mr. Giller may be deemed a participant in the control of the voting, disposition or purchase of these shares and thus may be deemed to share beneficial ownership of these shares. Mr. Giller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be an admission of beneficial ownership of all of the reported securities for any purpose.
(5)	Mr. MacDonald is a member of StepStone Group Real Estate Holdings LLC, general partner of StepStone Group Real Estate LP, the sole member and investment manager of StepStone REP III (GP), LLC, the general partner of SREP the record holder of the 2,884,615 shares of common stock and 437,262 shares of Series E Preferred Stock. Mr. MacDonald may be deemed a participant in the control of the voting, disposition or purchase of these shares and thus may be deemed to share beneficial ownership of these shares. Mr. MacDonald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be an admission of beneficial ownership of all of the reported securities for any purpose.
(6)	Includes 66,153 shares of common stock which Mr. Blackham has the right to acquire through the exercise of an employment grant warrant.
(7)	Includes 480 shares of common stock which Mr. Dougan has the right to acquire through the exercise of options.
(8)	Includes 66,633 shares of common stock which Messrs. Blackham and Dougan have the right to acquire through the exercise of options and warrants and 2,884,615 shares of common stock listed for Messrs. Giller and MacDonald (see footnotes 4 and 5 above).

CORPORATE GOVERNANCE

Independence

The Articles and the Nasdaq Stock Market listing standards each require that a majority of the Board of Directors are independent directors. The articles of incorporation defines an independent director as a person who is not an officer or employee of the Company or an affiliate of (a) any advisor to the Company under an advisory agreement, (b) any lessee of any property of the Company, (c) any subsidiary of the Company, or (d) any partnership which is an affiliate of the Company.

The Nasdaq Stock Market listing standards defines an independent director as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons are not considered independent under the listing standards:

•	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•	a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	compensation for Board or Board committee service;

•	compensation paid to a family member who is an employee (other than an executive officer) of the Company ; or

•	benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	payments arising solely from investments in the Company’s securities; or

•	payments under non-discretionary charitable contribution matching programs;

•	a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board of Directors

The current nine-member Board of Directors is comprised of a majority of independent directors, as defined by the Nasdaq Stock Market listing standards and the Articles. The Board of Directors has determined that the following directors are independent under the Nasdaq Stock Market listing standards and the Articles: Ms. Dufresne and Messrs. Elsztain, Friend, Giller, Landry, Linehan, MacDonald and Sabin.

The Board of Directors held 17 meetings in 2016. During 2016, all directors attended at least 75% of all Board meetings and meetings of the committees on which they served. The non-employee directors met in executive session at a majority of the board meetings in 2016 without management present, and intend to meet in executive session without management present at future board meetings.

The Company has not adopted a formal policy on Board members’ attendance at its annual meetings of shareholders, although all Board members are encouraged to attend and historically most have done so. Five Board members attended the Company’s 2016 Annual Meeting of Shareholders.

The Company’s Board of Directors has four standing committees: an Investment Committee, Compensation Committee, Nominating Committee and an Audit Committee. The Board of Directors may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

The Company entered into an Investor Rights Agreement dated March 16, 2016 with SREP and StepStone Group Real Estate LP (“StepStone”) pursuant to which (a) John M. Dinkel, Kelly A. Walters and George R. Whittemore resigned as members of the Board of Directors and (b) the Company appointed three director nominees selected by StepStone to the Board of Directors, Jeff Giller, Brendan MacDonald and Mark Linehan. The Company also agreed to maintain the Board of Directors at nine members.

Board Leadership and Risk Oversight

The Board leadership structure consists of a non-employee Chairman, which the Board believes is appropriate for the Company at this time. The Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee and the Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight.

Compensation Committee

Currently, the Compensation Committee consists of Messrs. Sabin (Chairman), Elsztain and MacDonald. All current members of the Compensation Committee are independent within the meaning of the Nasdaq Global Market listing standards. This committee makes recommendations to the Board regarding executive compensation policy, the actual compensation of Directors and executive officers, and any benefit plans for the Company’s management team. The Compensation Committee held four meetings during 2016. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.”

Nominating Committee

Currently, the Nominating Committee consists of Messrs. Landry (Chairman), Elsztain and MacDonald. The committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.”

Under its charter, the Nominating Committee is to consist of not less than three members. Each member of the Nominating Committee is independent within the meaning of the Nasdaq Stock Market listing standards.

The Nominating Committee is responsible for selecting those individuals to recommend for election to the board. The Nominating Committee will consider shareholder nominations for directors if made (1) in writing by a shareholder entitled to vote in the election of Directors generally and (2) pursuant to the company bylaws. In order to be considered, in accordance with the Company’s bylaws, shareholder nominations must be received by the Secretary, at the Company’s office in Norfolk, Nebraska, not later than (1) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (2) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the 7th day following the date on which notice of such meeting is first given to shareholders.

In order to be valid, a shareholder nomination must set forth (1) the name and address of the shareholder who intends to make the nomination; (2) the name and address of the person or persons to be nominated; (3) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons) pursuant to which the shareholder is making the nomination; (5) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (6) the written consent of each nominee to serve as a director if elected. Any candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates.

The Nominating Committee identifies director nominees through a combination of referrals, including by management, existing board members and shareholders, and direct solicitations, where warranted. Once a candidate has been identified the Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the board.

Among the factors that the committee considers when evaluating proposed nominees are their experience in the hospitality industry and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The committee may request references and additional information from the candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every reasonable effort is made to do so.

StepStone has the right to have up to three directors nominated for election, and RES has the right to have up to four directors nominated for election. See “Certain Relationships and Transactions” below.

The Nominating Committee held three meetings during 2016.

Audit Committee

Currently, the Audit Committee consists of Messrs. Sabin (Chairman), Friend and Linehan. All members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Audit Committee is responsible for the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal accounting controls. The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Board of Directors has determined that Messrs. Sabin and Linehan are audit committee financial experts within the meaning of regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A copy of the charter is available on our website at http://condorhospitality.com in the Investor Relations section under “Governance Docs.” The Audit Committee held seven meetings during 2016. The Audit Committee has a written policy with respect to its review and approval or ratification of transactions between the Company and a director, executive officer or related person covered by the SEC’s rule S-K 404(a).

Investment Committee

Currently, the Investment Committee currently consists of Ms. Dufresne and Messrs. Landry (Chairman), Elsztain and MacDonald. The Investment Committee’s primary responsibility is to review and approve or reject the Company’s proposed acquisition and divestiture of hotel properties, other investments in hotel properties, or other Company assets. The committee approves guidelines and processes for acquisitions to be presented to the Board of Directors, makes recommendations to the Board and senior management regarding acquisitions, reviews due diligence and financial analysis for hotel acquisition, divestiture and investments, and makes recommendations on the Board’s acquisition and divestment strategies. The committee has the authority to approve hotel acquisitions within the purchase price authority as set by the Board from time to time, and to approve of any hotel divestiture in accordance with divestiture strategy established by the Board. The committee operates pursuant to a written charter adopted by the Board.

Shareholder Communications with the Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Board of Directors, Condor Hospitality Trust, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2016. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Certain Relationships and Related Transactions

By virtue of their voting power and board designation rights, RES and StepStone each have the power to significantly influence our business and affairs and the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers or sales of assets. RES or StepStone’s influence over our business and affairs may not be consistent with the interests of some or all of our shareholders.

On March 16, 2016, the Company entered into a series of agreements providing for:

•	the issuance and sale of the Series D Preferred Stock in a private transaction to SREP, an affiliate of StepStone Group LP;

•	the cash redemption of all of the outstanding 8.0% Series A Cumulative Preferred Stock (the “Series A Preferred Stock”) and 10% Series B Cumulative Preferred Stock (the “Series E Preferred Stock”); and

•	the exchange of all of the outstanding 6.25% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) for Series D Preferred Stock.

SREP Stock Purchase Agreement. On March 16, 2016, the Company and SREP entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Company issued and sold 3,000,000 shares of Series D Preferred Stock to SREP on the same date for an aggregate purchase price of $30,000,000. The Stock Purchase Agreement required the redemption of the Series A Preferred Stock and Series B Preferred Stock.

Redemption. With notice given for redemption to occur on April 15, 2016, and the redemption funds deposited in escrow, all rights of the holders of the holders of the Series A Preferred Stock and Series B Preferred Stock terminated, except the right to receive the redemption price. All shares of the Series A Preferred Stock and Series B Preferred Stock were redeemed on April 15, 2016.

RES Exchange. The Company entered into an Agreement (the “Exchange Agreement”) dated March 16, 2016 with RES and IRSA pursuant to which all 3,000,000 outstanding shares of Series C Preferred Stock were exchanged for 3,000,000 shares of Series D Preferred Stock. Pursuant to the Exchange Agreement, as payment of accrued and unpaid dividends in the amount of $4,947,370 on the Series C Preferred Stock, the Company (a) paid to RES an amount of cash equal to $1,484,211, (b) issued to RES 245,156 shares of Series D Preferred Stock, and (c) so that RES, IRSA and their affiliates do not beneficially own in excess of 49% of the voting stock of the Company, issued to RES a promissory note, bearing interest at 6.25% per annum, in the principal amount of $1,011,599 (the “Note”).

RES at its option may at any time elect to convert the Note, in whole or part, by notice delivered to the Company, into a number of shares of common stock, determined by dividing the principal amount of the Note to be converted by $10.40, provided that, any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of the Company. Any such conversion reduces the principal amount of the Note proportionally.

RES Warrants. In February 2012, in connection with the purchase of the Series C Preferred Stock, the Company issued warrants (“Old Warrants”) to RES to purchase 576,923 shares of common stock. On January 24, 2017, the Company exchanged new warrants to purchase 23,160 shares of common stock, or the New Warrants, for the Old Warrants. The number of New Warrants issued in exchange for the Old Warrants equals the number of shares of common stock issuable upon exercise of the Old Warrants pursuant to a cashless exercise provisions of the Old Warrants. The New Warrants are exercisable, if following the exercise RES’s ownership of the Company’s voting stock does not exceed 49.5% for 23,160 shares of common stock, have an exercise price of $.00065 for each share of common stock and expire on January 24, 2019.

RES Investor Rights and Conversion Agreement. The Company entered into an Investor Rights and Conversion Agreement (the “RES Investor Rights and Conversion Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company granted RES and its affiliates and their respective subsidiaries, among other rights, the right to purchase equity shares or securities convertible into equity shares in future Company offerings on a pro rata basis based on their share ownership.

RES Registration Rights Agreement. The Company entered into a registration rights agreement (the “RES Registration Rights Agreement”) dated February 1, 2012 with RES and IRSA. The Registration Rights Agreement requires the Company on request of RES to register for resale by the holders the common stock issued upon conversion of the Series C Preferred Stock and upon exercise of the warrants held by RES, these rights were carried forward into the Series D Preferred Stock and the Series E Preferred Stock. The RES Registration Rights Agreement also grants RES the right to participate in certain future underwritten offerings of securities by the Company.

RES Directors Designation Agreement. The Company entered into a directors designation agreement (the “RES Directors Designation Agreement”) dated February 1, 2012 with RES and IRSA pursuant to which the Company will appoint up to four directors designated by RES and IRSA to the Board of Directors.

RES may appoint the following number of directors if it owns the indicated percentage of voting power:

Voting Power	No. of Directors
34%	4
22% or more but less than 34%	3
14% or more but less than 22%	2
7% or more but less than 14%	1

StepStone Investor Rights Agreement. The Company entered into an StepStone Investor Rights Agreement (the “StepStone Investor Rights Agreement”) dated March 16, 2016 with SREP and StepStone pursuant to which (a) Messrs. Dinkel, Walters and Whittemore resigned as members of the Board of Directors and (b) the Company appointed three director nominees selected by StepStone to the Board of Directors, Messrs. Giller, MacDonald and Linehan. The Company also agreed to maintain the Board of Directors at no more than nine members.

StepStone may nominate the following number of directors if it beneficially owns the indicated percentage of voting power of the Company: (a) three directors if it owns 22% or more of the outstanding voting power, (b) two directors if it owns 14% or more but less than 22% of the outstanding voting power, and (c) one director if it owns 7% or more but less than 14% of the outstanding voting power.

The StepStone Investor Rights Agreement also requires the Company, upon request of StepStone, to register the resale of the common stock issued to StepStone or specified affiliates upon conversion of the Series D Preferred Stock and the Series E Preferred Stock.

The Company granted StepStone and its affiliates, among other rights, the right to purchase equity shares or securities convertible into equity shares in future Company offerings on a pro rata basis based on their share.

We have agreed with RES to maintain the size of our board of directors at nine members as long as RES has the right to designate one or more nominees for election to our board of directors. We have also agreed with StepStone to maintain the size of our board of directors at nine members as long as StepStone has the right to designate one or more nominees for election to our board of directors.

Each of RES and StepStone in their respective agreements with us has agreed to vote for the election of the incumbent members of the board of directors and their successors nominated by the nominating committee of the board of directors.

Conversion of Series D Preferred Stock. On February 28, 2017, the Company entered into an agreement with RES and IRSA (the RES Agreement”), and an agreement with SREP and StepStone (the “SREP Agreement”), for the voluntary conversion of all of the shares of Series D Preferred Stock held by each of them into common stock, pursuant to the terms of the Series D Preferred Stock, and the issuance of Series E Preferred Stock to RES and SREP.

Each share of Series D Preferred Stock was convertible, at the option of the holder, at any time into common stock at a conversion price of $10.40 for each share of common stock, which is equal to the rate of 0.961538 shares of common stock for each share of Series D Preferred Stock. Pursuant to the RES Agreement, RES voluntarily converted its 3,245,156 shares of Series D Preferred Stock into 3,120,342 shares of common stock. Pursuant to the SREP Agreement, SREP voluntarily converted its 3,000,000 shares of Series D Preferred Stock into 2,884,615 shares of common stock.

Pursuant to the RES Agreement, RES received 487,738 shares of Series E Preferred Stock and SREP received 437,262 shares of Series E Preferred Stock upon the conversion of their Series D Preferred Stock. Each of the agreements also extended and amended certain existing registration rights held by RES and SREP, respectively, to common stock issued on conversion of the Series D Preferred Stock, and issuable on conversion of the Series E Preferred Stock. Pursuant to the RES Agreement, the Note, which was convertible into Series D Preferred Stock, was amended so that it is convertible instead directly into 97,269 shares of common stock which would have otherwise been issuable upon conversion of such shares of Series D Preferred Stock. The Note was also amended so that interest will be paid on the Note only at times that preferred dividends are paid to the holders of the Series E Preferred Stock. See “Background for Items 2, 3 and 4 With Respect to the Series E Preferred Stock” for further description of Series E Preferred Stock.

Additional provisions of the SREP Agreement and RES Agreement are described below:

Certain Future Offerings and Registration Rights. Pursuant to the SREP Agreement, prior to March 16, 2021, and provided that the Series E Preferred Stock is outstanding and SREP holds 14% or more of the voting control of the Company, then with respect to the issuance of common stock, or securities convertible into common stock (“Future Offering”) (exclusive of the issuance of common stock with respect to certain commitments, and certain existing long-term incentive plan or operating units of the Company’s operating partnership and certain future compensation awards), the Company will not without the consent of SREP:

•	until an aggregate of $100 million of common stock has been sold, issue common stock below the price of $10.40 per share, or securities convertible into common stock with a real or effective conversion or strike price below $10.40 per share of common stock; and

•	thereafter issue common stock below the price of $11.18 per share, or securities convertible into common stock with a real or effective conversion or strike price below $11.18 per share of common stock (each of the foregoing prices per share appropriately adjusted in the same manner as the conversion price of the Series E Preferred Stock is adjusted pursuant to the antidilution terms of the Series E Preferred Stock).

If SREP does not consent with respect to a Future offering that requires its consent, then the Company may make an irrevocable offer to SREP to repurchase all shares of Series E Preferred Stock and common stock received by SREP on conversion of Series E Preferred Stock and Series D Preferred Stock. The repurchase price will be equal to the greater of:

•	an aggregate amount equal to (A) 120% of the liquidation preference of Series E Preferred Stock beneficially owned by SREP plus (B) 120% of the then-current conversion price of the Series E Preferred Stock for each share of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock or Series E Preferred Stock, or

•	in exchange for the Series E Preferred Stock and common stock issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, an amount equal to 95% of the aggregate net asset value of the Company per share multiplied by the number of shares of common stock beneficially owned by SREP that were issued upon conversion of any Series D Preferred Stock and Series E Preferred Stock, and shares of common stock issuable upon conversion of Series E Preferred Stock (regardless of whether the Series E Preferred Stock is convertible at such time).

Such repurchase offer, if accepted by SREP, will be conditioned upon, and the repurchase will occur concurrently with the closing of the Future Offering.

This RES Agreement provides the same consent and repurchase rights with respect to RES.

Preemptive Rights. Pursuant to agreements with RES and StepStone, the Company granted each of RES and StepStone the right to purchase the Company’s equity shares or securities convertible into its equity shares in the Company’s public and non-public offerings of its equity securities or securities convertible into its equity securities for cash proportional to their combined fully diluted beneficial ownership of our common stock (including common stock issuable upon conversion of the Series E Preferred Stock, if then convertible, and exercise of the warrants) at the same price and on the same terms as offered to others in the offering. The purchase right terminates on January 31, 2019, or later on January 31, 2021 for RES or StepStone, respectively, if RES or StepStone, respectively, beneficially own at least 1,538,461 shares of common stock at the time of the offering. The purchase right does not apply to issuances of equity securities (a) as employee equity awards or (b) for consideration in acquisition transactions.

Voting Rights of Series E Preferred Stock and Board of Directors.

RES and SREP beneficially own all outstanding shares of the Series E Preferred Stock. The holders of the Series E Preferred Stock have the right to vote separately as a class on matters generally affecting the Series E Preferred Stock. Additionally, as long as 434,750 shares of Series E Preferred Stock (47% of the originally issued shares of Series E Preferred Stock) remain outstanding, then 75% approval of the Series E Preferred Stock will be required to approve significant corporate events as follows: merger, consolidation, liquidation or winding up of Condor, related party transactions exceeding $120,000, payment of dividends on common stock except from funds from operations or to maintain REIT status, the grant of exemptions from Condor’s charter limitation on ownership of 9.9% of any class or series of its securities (exclusive of SREP and RES), issuance of preferred stock, or commitment or agreement to do any of the foregoing. If the outstanding shares of Series E Preferred Stock declines below 434,750 shares (47% of the original outstanding shares of Series E Preferred Stock), the holders of the Series E Preferred Stock will no longer have rights for a class vote to approve or consent to certain actions by the Company. If those voting rights are no longer available and SREP holds 15% or more of the voting power of the Company, the Company has agreed in the SREP Agreement with SREP to reduce the size of board of directors of the Company from its current size of nine members to seven members. Similarly, if those voting rights are no longer available and RES holds 15% or more of the voting power of the Company, the Company has agreed in the RES Agreement with RES to reduce the size of the board of directors of the Company from its current size of nine members to seven members.

If the size of the board of directors of the Company is reduced to seven members, SREP’s current rights to designate directors for election to the board of directors based on its percentage of voting power to vote for election of directors would also change to the following:

Voting Ownership %	% of Director Designees
29% or more	3
Less than 29% but 15% or more	2
Less than 15% but 7% or more	1

If size of the board of directors of the Company is reduced to seven members, RES’s current rights to designate directors for election to the board of directors based on its voting power to vote for the election of directors would also change as described above.

Shareholder Vote

Specific items in the terms of the Series E Preferred Stock are required to be submitted for shareholder vote at this annual shareholders meeting of the Company. These items are set forth for shareholder approval under Items 2, 3 and 4 below

RES, in the RES Agreement, and SREP, in the SREP Agreement, have agreed to vote all shares of their common stock affirmatively on such matters. The aggregate voting power of RES and SREP voted affirmatively for such matters is sufficient to assure approval of such matters at this annual shareholders meeting.

ITEM 1. ELECTION OF DIRECTORS

Nominees for Directors

The Articles provide that the Board of Directors can set the number of directors, but also provide that the Board of Directors must have no less than three nor more than eleven directors. Pursuant to the term of the StepStone Investor Rights Agreement and the RES Director Designation Agreement, the Board of Directors has set the number of directors at nine. The Board of Directors is presently comprised of nine members. Nine directors will be elected at the Annual Meeting and will serve a term expiring at the next annual meeting or until a successor is selected. Each of the nominees is currently a director and has served continuously since joining the Board.

The Board of Directors has no reason to doubt the availability of the nominees, and all have consented to serve as a director of the Company if elected and all have consented to being named as nominee in this proxy statement. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with the Nominating Committee of the Company in voting the shares represented by the proxies, and as required pursuant to agreements with RES and/or StepStone, including voting for a substitute nominee.

Pursuant to the designation of RES, Messrs. Elsztain, Friend, Sabin and Landry have been nominated for election as members of the Board. At least one of the directors designated by RES will be appointed to each committee of the Board of Directors. As long as RES beneficially owns 7% or more of the voting power of the capital stock of the Company, the RES designees will be nominated and recommended for election at each annual meeting of the Company stockholders.

Pursuant to the designation of SREP, Messrs. Giller, Linehan and MacDonald have been nominated for election as members of the Board. At least one of the directors designated by SREP will be appointed to each committee of the Board of Directors. As long as SREP beneficially owns 7% or more of the voting power of the capital stock of the Company, the SREP designees will be nominated and recommended for election at each annual meeting of the Company stockholders.

The names of the nine director nominees submitted for election by the holders of the common stock and certain information about the nominees, are set forth below.

J. William Blackham, Director, President and Chief Executive Officer. Mr. Blackham, age 63, was appointed President and Chief Executive Officer and a member of the Board of Directors on March 2, 2015. Mr. Blackham, since 2008 to present, is a co-owner and the managing member of Trinity Investment Partners, LLC. Also since early 2011, he has served as the owner and managing member of Proximo Investments & Advisors, LLC, an investment and advisory company, and in various roles, including consultant, trustee and manager of affiliates, for Assured Administration, LLC. He was president and CEO of Eagle Hospitality, a hotel REIT which traded on the NYSE until its sale in 2007 and has been active for several decades in entities involved in real estate and hospitality development, acquisition and advisory services.

Mr. Blackham’s extensive experience as a leader of real estate ventures, his public hospitality REIT experience, and his proven capital raising experience provides the Board with strong leadership and expertise in the hospitality REIT industry.

Daphne J. Dufresne, Director. Ms. Dufresne, age 44, is a Managing Partner of GenNx360 Capital Partners, a private equity firm focused on acquiring middle market industrial and business services companies, since January 2017. Prior to joining GenNx360 Capital Partners, Ms. Dufresne was a Managing Director of RLJ Equity Partners (“RLJ”), a private equity fund from 2006 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising $230 million of institutional capital, and constructing a partnership with The Carlyle

Group, a global private equity firm. Prior to RLJ, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, a $425 million fund of funds for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization with $3.4 billion of assets under management. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne has been a director of United Natural Foods, Inc. since October 2016. Ms. Dufresne received her B.S. from the University of Pennsylvania and her M.B.A. from the Harvard Business School. Ms. Dufresne has been a director of the Company since June 2015.

Ms. Dufresne extensive experience with capital sources and capital raising provides the Board with substantial experience and expertise in reviewing and improving the Company’s capital structure.

Committees: Investment Committee

Daniel R. Elsztain, Director. Mr. Elsztain, age 44, obtained a degree in Economic Sciences from the Torcuato Di Tella University and has a Masters in Business Administration from the Austral IAE University. At present, he is a member of the board of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), a real estate public company listed both on the New York Stock Exchange (“NYSE”) and the Buenos Aires Stock Exchange (“BASE”), as well as its Chief Operating Officer and other executive capacities since 2004. He is a board member of Alto Palermo S.A. (APSA), a retail public company listed both on NASDAQ and BASE. Mr. Elsztain has been a director of the Company since February 2012.

His extensive experience in IRSA’s real estate operations and his participation on other public company boards provides the Board with a source of substantial lodging and real estate knowledge.

Committees: Compensation Committee, Nominating Committee and Investment Committee

James H. Friend, Chairman of the Board. Mr. Friend, age 65, has been president and CEO of Friend Development Group, LLC since 1997 and has been actively involved in the hotel and real estate business for more than 26 years. Mr. Friend has extensive experience in the development process, including ground-up development, renovations, adaptive re-use and mixed-use developments. He has particular expertise developing and financing complicated real estate projects in urban and suburban areas. Mr. Friend has arranged financing for hotel and other real estate projects in excess of $600 million. He has worked closely with all major hotel brands, including Hilton, Marriott, Hyatt, Starwood, Intercontinental, Wyndham and Choice. He also has experience working with numerous luxury and independent luxury hotel brands as well as with branded and unbranded boutique hotels. Mr. Friend has partnered with major institutions, investment funds, high net worth families and significant hotel investment groups. He has advised NYSE companies, REIT’s, banks, hedge funds and privately held companies in a wide range of real estate product types, including hotels, retail, assisted living, multi-family and mixed-use development.

Mr. Friend is a graduate of Stanford University and the Northwestern University School of Law. He is a member of the Bar of the State of New York. He has served on various philanthropic boards, including the Richard Tucker Music Foundation, board of directors of the Stanford Alumni Association and currently is the chairman of the Stanford New York Alumni. He also has served as an adjunct professor at the Tisch Center for Hospitality, Tourism and Sports Management at New York University. Mr. Friend has been a director of the Company since February 2012.

Mr. Friend’s years of work in the hotel and real estate industry provides the Board with a diverse and unique source of hotel and real estate knowledge.

Committees: Audit Committee

Jeffrey Giller, Director. Mr. Giller, age 55, is a Partner and the Head of StepStone Real Estate LP, since June 2014, and chairs the Real Estate Investment Committee and focuses on management activities and global real estate investments. Mr. Giller was a founder, Managing Partner and the Chief Investment Officer of Clairvue Capital Partners since April 2010, a real estate manager which integrated with StepStone to establish StepStone Real Estate. Before Clairvue, he was a Managing Principal and Chief Investment Officer at Liquid Realty Partners from September 2005 to October 2009, an investment manager focused on real estate private equity secondaries. Mr. Giller has also held senior positions in other real estate private equity investment firms in the U.S. and Europe. As Managing Director of JER France, SA from 1995 to 2000, he was instrumental in starting, building and overseeing JER Partners’ first offshore business, located in Paris, France. Mr. Giller earned an MBA from the University of Virginia and a BA from the University of California at Berkeley. Mr. Giller has been a director of the Company since March 2016.

Mr. Giller’s substantial experience in leading real estate investment firms and capital raising provides the Board with unique leadership and capital raising experience.

Donald J. Landry, Director. Mr. Landry, age 68, is president and owner of Top Ten Hospitality Advisors, an independent hospitality industry consulting company. Mr. Landry has over 45 years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry currently serves on the corporate advisory boards of Campo Architects, UniFocus and Windsor Capital Group and numerous nonprofit boards. Mr. Landry is a member of the board of trustees of Hersha Hospitality Trust. Mr. Landry is a frequent guest lecturer at the University of New Orleans where he serves on the board of the School of Hospitality, Restaurant and Tourism. Mr. Landry holds a bachelor of science from the University of New Orleans, which awarded him Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator. Mr. Landry has been a director of the Company since February 2012.

Mr. Landry’s more than 45 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management provides the Board with an experienced source on lodging and real estate industries.

Committees: Nominating Committee and Investment Committee

Mark D. Linehan, Director. Mr. Linehan, age 54, has served as President and Chief Executive Officer of Wynmark Company since he founded the company in 1993. Wynmark Company is a private real estate investment and development company with interests in properties in California, Nevada, Oregon and Montana. Prior to founding Wynmark Company, Mr. Linehan was a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Before that, Mr. Linehan was with Kenneth Leventhal & Co. (now Ernst & Young LLP), a Los Angeles-based public accounting firm. He has served on the board of Hudson Pacific Properties (NYSE:HPP) since their IPO. In addition, Mr. Linehan is actively involved with the community through his service on the board of Direct Relief, the UC Santa Barbara Foundation, and the National Cowboy and Western Heritage Museum. Mr. Linehan received a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant. Mr. Linehan has been a director of the Company since March 2016.

Mr. Linehan’s extensive experience in real estate investment and development as well as his expertise in accounting matters and service on public company committees provides the Board with an experienced public company director and a source of real estate development and accounting knowledge for public companies.

Committees: Audit Committee

Brendan MacDonald, Director. Mr. MacDonald, age 38, is a Partner of StepStone Real Estate LP since June 2014, a member of the real estate investment committee, with a primary focus on sourcing and executing investments on behalf of StepStone’s real estate fund and separate account vehicles. Mr. MacDonald was a founding partner of Clairvue Capital Partners since April 2010, a real estate investment manager which integrated with StepStone to establish StepStone Real Estate. At Clairvue, he was an investment committee member and focused on sourcing, underwriting and managing investments in the U.S., Europe and Latin America. Before Clairvue, he was a Director at Liquid Realty Partners, from January 2007 to October 2009, an investment manager focused on real estate private equity secondaries and held an acquisitions role at Babcock and Brown. Earlier in his career he completed GE Capital’s Financial Management Program and was part of GE’s global Sponsor Finance business. Mr. MacDonald received an MBA from Harvard Business School and a BS from Indiana University. Mr. MacDonald has been a director of the Company since March 2016.

Mr. MacDonald’s years of experience in real estate investment and capital raising provides the Board with significant expertise in growing the Company.

Committees: Compensation Committee, Nominating Committee and Investment Committee

John M. Sabin, Director. Since May 2011, Mr. Sabin, age 62, has been the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Previously he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc. a private healthcare information technology outsourcing and consulting firm, from October 2004 to May 2011. Mr. Sabin was the Chief Financial Officer, General Counsel and Secretary of NovaScreen Biosciences Corporation, a private bioinformatics and contract research biotech company, from January 2000 to October 2004. Prior to joining NovaScreen, Mr. Sabin served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc. all of which were public companies at the time of his service. In his professional life Mr. Sabin has had commercial lease experience with a national law firm, transactional real estate experience with national hospitality and health care firms, commercial real estate financing experience, IPO experience, as well as experience as an audit committee and board member of several other public companies. Mr. Sabin is a member of the board of trustees of Hersha Hospitality Trust. Mr. Sabin has received Bachelor of Science degrees in Accounting and in University Studies; a Masters of Accountancy and a Masters in Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states. Mr. Sabin has been a director of the Company since February 2012.

Mr. Sabin’s qualifications include substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His current and prior service as both General Counsel and Chief Financial Officer of various companies provides the Board with valuable insights with respect to finance, accounting, legal and corporate governance matters.

Committees: Audit Committee and Compensation Committee

Unless authority for the above nominees is withheld, the person named as proxy on the Proxy Card will vote the shares represented by the enclosed proxy card, if executed and returned, “for” the election of the nominees named above.

StepStone, pursuant to the StepStone Investor Rights Agreement, and RES, pursuant to the RES Director Designation Agreement, will vote FOR each of the above nine nominees.

The Board of Directors Unanimously Recommends a Vote “FOR” each of the Nominees.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information which the Compensation Committee of the Board of Directors (the “Committee”) believes is relevant to an assessment and understanding of compensation awarded to, earned by or paid to the Company’s executive officers listed in the summary compensation table (named executive officers). This discussion should be read in conjunction with the summary compensation table and related tables below.

Compensation Practice

The Company had significant senior level management changes in 2015 with the employment of a new Chief Executive Officer and Chief Financial Officer. The Committee anticipates that it may develop additional compensation practices not reflected in this discussion or the associated tables as the Company’s business evolves under the new senior management.

Compensation Overview and Objective

The Committee has the responsibility for developing and maintaining an executive compensation policy for named executive officers that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The objective of the Company’s compensation program is to attract and retain a high caliber of management who will manage the Company in a manner that will promote its goals to achieve long term profitability and to advance the interest of the Company’s shareholders. The compensation program for named executive officers seeks to achieve the objective of retaining a high caliber of management by:

•	providing overall competitive pay levels,

•	creating proper incentives to enhance shareholder value,

•	rewarding superior performance, and

•	compensating at levels that are justified by the returns available to shareholders.

Chief Executive Officer Employment Agreement

On March 2, 2015, Mr. Blackham was appointed Chief Executive Officer of the Company by the Board of Directors.

The terms of Mr. Blackham’s employment were approved by the Committee. Mr. Blackham’s employment agreement has a three year term, and under the employment agreement he (i) receives an annual base salary of $350,000, (ii) receives consideration for an annual cash bonus and (iii) is eligible to participate in any Company long-term incentive program.

On September 16, 2016, the Company and Mr. Blackham entered into an amendment of his employment agreement. The agreement was amended to provide that if during the term of the agreement, the outstanding Series D Preferred Stock of the Company is converted into common stock, then the term of the agreement will be extended three years from the conversion date. The Series D Preferred Stock converted into common stock on February 28, 2017. The agreement also amended to provided that Mr. Blackham’s right to terminate for good reason and receive the payments provided in the agreement also includes a change of control of the Company that occurs during such three year term.

Components of Compensation.

The Company’s executive compensation has three components, each of which is intended to support the overall compensation objective of retaining a high caliber of management. The three components are base salary, annual bonuses, and equity incentives.

Base Salary. Base salary is targeted to be competitive to attract and retain executives qualified to manage a hotel REIT. Base salary is intended to compensate the executive for satisfying the requirements of the position. Salaries for executive officers are typically reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.

Annual Incentive Plans. For the named executive officers’ 2016 annual incentives, a target incentive was established ranging from 20% to 100% of base salary, and performance goals were set; the percentage of base salary for the named executive officers was: Mr. Blackham, 100%; Jonathan Gantt, Senior Vice President and Chief Financial Officer, 100%; Jeffrey Dougan, Chief Operating Officer, 50%; and Arinn Cavey, Chief Accounting Officer, 20%. A portion of the incentive was allocated to each executive’s individual performance goals. The performance goals consist of capitalization growth, hotel management, hotel operational performance, hotel acquisitions and dispositions, financing, staffing, achieving analyst research coverage, and accounting, audit and regulatory filings. In February 2017 the Committee reviewed the executive’s performance against their performance goals and approved payouts as a percentage of base salary of: Mr. Blackham, 90%; Mr. Gantt, 80%; Mr. Dougan, 44%; and Ms. Cavey, 20.9%. The Committee may in addition award discretionary non-incentive based bonuses to an executive officer to recognize performance in a particular year.

Equity Incentive Plans. Equity stock incentives are available through grants of stock options to executive officers pursuant to the shareholder approved Company 2016 Stock Plan. The shareholders approved the 2016 Stock Plan at the annual shareholders meeting of the Company on June 15, 2016. The Committee recognizes the value of equity incentives in assisting the Company in the hiring and retaining of management personnel and in enhancing the long-term mutuality of interest between the Company shareholders and its directors, officers and employees. Stock options are granted at the market value on the date of the grant and have value only if the Company’s stock price increases. Employees must be employed by the Company at the time of vesting in order to exercise the options.

No equity awards were granted under the Company 2016 Stock Plan to the named executive officers in 2016.

The Company does not have a pension plan. The Company’s executive officers may participate in its 401(k) Plan on the same terms as other participating employees. The Company does not maintain a perquisite program for its executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

John M. Sabin (Chairman) Daniel R. Elsztain Brendan MacDonald

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)

J. William Blackham(4)	2016	350,000	0	0	0	315,000	10,600	675,600
President and Chief	2015	321,465	0	341,280	311,020	332,500	10,600	1,316,865
Executive Officer

Jonathan J. Gantt(5)	2016	215,000	0	103,200	0	68,800	8,628	395,628
Chief Financial Officer	2015	32,281	0	0	0	0	21,813	54,094
and Senior Vice President

Jeffrey W. Dougan	2016	215,250	0	56,826	0	37,884	9,867	319,827
Chief Operating Officer	2015	209,609	30,750	0	0	0	8,269	248,628
	2014	190,000	19,000	0	0	0	8,425	217,425

Arinn Cavey Chief Accounting Officer	2016	155,775	0	0	0	32,557	6,251	194,583

(1)	These columns reflect the grant date fair value of the stock awards, performance shares and stock options (warrants in the case of Mr. Blackham) granted in accordance with FASB Accounting Standards Codification Topic 718. Stock awards for Messrs. Gantt and Dougan were earned pursuant to their 2016 annual incentive plans. See Compensation Discussion and Analysis. The performance share award and warrants were granted to Mr. Blackham as an inducement to accept employment. The maximum performance share award value, if earned (exclusive of increase in performance share value based on increases in the Company’s stock price), would be 1.5 times the amount shown in the “Stock Awards” column for Mr. Blackham. See footnote 12 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 for the assumptions used in the valuation of these awards.
(2)	For 2016, reflects cash amounts earned by the executive officers under their 2016 annual incentive plans. A description of these plans is included above in our Compensation Discussion and Analysis.
(3)	Amounts for the named executive officers represent contributions credited by the Company during 2016, 2015 and 2014 to its 401(k) plan. Mr. Gantt received $20,000 on employment commencement in recognition of bonus forfeiture at his former employer and as relocation expenses.
(4)	Mr. Blackham became our President and Chief Executive Officer in March 2015 with an annual base salary of $350,000.
(5)	Mr. Gantt became our Senior Vice President and Chief Financial Officer in October 2015, with an annual base salary of $215,000.

Grants of Plan-Based Awards for Fiscal 2016

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
	Grant Date	Threshold	Target	Maximum
J. William Blackham	4/28/16	0	N/A	350,000
Jonathan Gantt	4/28/16	0	N/A	215,000
Jeffrey Dougan	4/28/16	0	N/A	215,250
Arinn Cavey	4/28/16	0	N/A	155,775

(1)	Non-equity incentive awards were made with respect to executive officers’ 2016 incentive plans. See Compensation Discussion and Analysis for a description of these plans.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. William Blackham	66,153	0	12.48	March 2, 2018	101,213	1,342,084
Jeffrey W. Dougan	480	0	52.52	July 15, 2017

(1)	The options expiring on July 15, 2017 vested in equal one-third increments on July 15, 2014, 2015 and 2016.
(2)	Number shown is based on the target number of long-term incentive plan units (“LTIPs”) which can be earned. The market value is based on the closing market price of the common stock at the end of the 2016 fiscal year ($13.26 per share).

Stock Vested in 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey W. Dougan	160	2,042

(1)	Based on the market price ($12.74) on vesting date.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon exercise of options, warrants, and rights under existing equity compensation plans as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (including securities plans reflected in column(a)) (c)
Equity compensation plans approved by security holders	384	$50.96	459,177	(1)
Equity compensation plans not approved by security holders	66,633	$12.74	0
Total	67,017	$13.00	459,177

(1)	Represents shares issuable under the Company’s 2016 Stock Plan.

Potential Payments Upon Termination or Change-in-Control

If the employment of Mr. Blackham is terminated with cause, he will receive (i) accrued and unpaid base salary to the date of termination, (ii) the accrued and unused vacation to the date of termination, (iii) unpaid expense reimbursements, and (iv) vested amounts under qualified retirement plans. In addition, if he terminates employment without good reason he will also receive unpaid bonuses earned for completed prior fiscal years. If his employment is terminated without cause or if he terminates employment with good reason, in addition to the foregoing, he will receive: (i) an amount equal to one times (1x) base salary, (ii) an amount equal to one times (1x) the average annual bonus previously earned for up to the prior three (3) years, (iii) the immediate vesting of equity awards solely subject to time vesting, and (iv) any awards, not yet earned but may be earned based on the achievement of the applicable performance criteria, vested at a pro rata amount based on the performance period to the date of termination. Additionally, the Company will also pay his COBRA premiums during the period that he elects to receive COBRA coverage under the Company’s group health plans, not to exceed 18 months. If within 12 months following a change in control his employment is terminated other than for cause or by reason of death or disability or he terminates his employment for good reason, the additional base salary payment will be increased to two times (2x) base salary and the annual bonus payment will be increased to two times (2x) the average annual bonus previously earned for up to the prior three (3) years.

“Cause” under Mr. Blackham’s employment agreement includes certain (i) dishonest or fraudulent actions, felony conviction, (ii) a material failure to devote substantially all of his business time to the business of the Company or to follow the Company’s good faith instructions and directives; (iii) unreasonable and material neglect, refusal or failure to perform assigned duties; (iv) material breach by him of his employment agreement, the Company’s Code of Business Conduct and Ethics or similar codes; (v) any act bringing substantial public disrespect or scandal or ridicule of the Company, or(vi) any governmental regulatory agency recommends or orders that the Company terminate his employment or relieve him of his duties. “Change in Control” under Mr. Blackham’s employment agreement includes certain acquisitions of 50% or more of common stock or voting power of the Company, certain changes in the Board of Directors, or certain mergers or similar transactions if the shareholders prior to the transaction do not hold 50% of the voting power afterwards, or a liquidation or sale of than 50% of the Company assets.

Executive Officers of the Company

Information on our President and Chief Executive Officer, Mr. Blackham, is included above with information on our director nominees. Our other executive officers at March 9, 2017, their ages, positions held, and the business experience of each during the past five years are, as follows:

Jonathan J. Gantt, age 35, Senior Vice President and Chief Financial Officer since October 2015. Mr. Gantt served as Director, Treasury, Capital Markets and M&A of Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) from July 2013 to October 2015. From July 2011 to July 2013 he attended the Tuck School of Business at Dartmouth, from which he received his Masters of Business Administration degree, with distinction. He served as an associate and analyst with Summer Street Capital Partners from February 2007 to July 2011. Prior to Summer Street Capital Partners, he served on the asset management team of HEI Hotels. Mr. Gantt is a graduate of the School of Hotel Administration at Cornell University, from which he received Bachelor of Science degree, with distinction.

Arinn Cavey, age 37, Chief Accounting Officer since September 2015. Prior to joining the Company, Ms. Cavey was employed with KPMG LLP since September 2002, last serving as an Audit Senior Manager. She has extensive audit experience in the consumer and industrial markets industries. She has provided professional audit services to publicly-held SEC registrants in accordance with PCAOB requirements and U.S. GAAP as well as to private companies in accordance with AICPA requirements. She is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Drake University.

Jeffrey W. Dougan, age 57, Senior Vice President and Chief Operating Officer since July 2013. Mr. Dougan he is responsible for overseeing the Company’s third party management companies, hotel operations, as well as maintaining relationships with current and future brand families. Mr. Dougan previously served more than 25 years in the hospitality industry. From June 2008 to July 2013, Mr. Dougan was a former Vice President of Operations for Stonebridge Hospitality where he oversaw a diverse hotel portfolio featuring eight different brands in a variety of segments. He has held a number of industry positions with leading companies, including Vice President of Operations at Sage Hospitality Resources, Area Operations Manager at the Homestead Village in Colorado and New Mexico, and General Manager at the Grand Aspen Hotel and the Dillon Comfort Suites, both in Colorado. Mr. Dougan holds a Bachelor of Science degree in Business Administration from the Rochester Institute of Technology.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Daphne J. Dufresne	23,500	4,951	0	28,451
John Dinkel	6,620	0	0	6,620
Daniel R. Elsztain	23,000	7,723	0	30,723
James H. Friend	26,125	2,771	0	28,896
Jeffrey Giller	16,379	0	0	16,379
Donald J. Landry	25,625	11,587	0	37,212
Mark Linehan	16,129	0	0	16,129
Brendan MacDonald	16,879	0	0	16,879
John M. Sabin	27,500	2,771	0	30,271
Kelly A. Walters	6,620	0	0	6,620
George R. Whittemore	8,491	0	0	8,491

Messrs. Dinkel, Walters and Whittemore resigned from the Board in march 2016. Messrs. Giller, Linehan and MacDonald joined the board in March 2016.

During 2016, Directors receive an annual retainer of $20,000. Additionally, directors received fees of $1,000 per board meeting attended in person and $500 per telephonic board meeting. Committee chairmen received compensation as follows: Audit Committee chairman annual retainer of $3,000 and Compensation Committee chairman annual retainer of $1,500. Each Audit Committee member, other than the chairman, receives a fee of $375 per quarter. From time to time, directors, as authorized representatives of the Board, engage in Board duties outside of meetings, and receive fees for the performance of such additional Board duties in an hourly or daily amount previously set by the Board. Each member of the Investment Committee who is an independent director, other than the chairman, receives a monthly fee of $500. The fees to the Investment Committee were paid quarterly in common stock issued under the 2016 Stock Plan, based on a value per share equal to the average of the closing price of the common stock during the first 20 trading days of the year.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three Directors, each of whom satisfies the independence and financial literacy requirements of the Nasdaq Stock Market listing standards. The Board of Directors has determined that Mr. Sabin and Mr. Linehan are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG.

The Audit Committee received from and discussed with KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG any matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board relating to communications between the Audit Committee and the independent auditors.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John M. Sabin (Chairman) James H. Friend Mark D. Linehan

Background for Items 2, 3 and 4 With Respect to the Series E Preferred Stock

The following is a background for Items 2, 3 and 4 below with respect to the 6.25% Series E Cumulative Convertible Preferred Stock, or Series E Preferred Stock.

On February 28, 2017, SREP and RES, pursuant to agreements with the Company, voluntarily converted all 6,245,156 outstanding shares of the Series D Preferred Stock into 6,004,957 shares of common stock of the Company, pursuant to the terms of the Series D Preferred Stock.

As an inducement to voluntarily convert their shares and to give up rights to receive potential cash payments under the Series D Preferred Stock in a future public offering or offerings by the Company, the Company issued an aggregate of 925,000 shares of Series E Preferred Stock, a new series of preferred stock, to RES and SREP. RES received 487,738 shares of Series E Preferred Stock and SREP received 437,262 shares of Series E Preferred Stock.

The Board of Directors, after discussions with the management of the Company, determined in February 2017 that it was in the best interests of the shareholders of the Company to approve the issuance of the Series E Preferred Stock to induce the holders of the Series D Preferred Stock to convert their shares into common stock. Following conversion of the Series D Preferred Stock the holders would no longer be entitled, as provided in the terms of the Series D Preferred Stock, to potential cash payments in connection with the next equity offering by the Company, based on the dilution of the net asset value of the common stock.

In addition to removing the uncertainty of the necessity to make a cash payment from the proceeds of the next equity offering to the holders of the Series D Preferred Stock, the Board of Directors believed that future equity offerings would be enhanced if the Series D Preferred Stock was converted, thereby reducing the amount of outstanding preferred stock of the Company.

Items 2, 3 and 4 below concern approval of certain terms of the Series E Preferred Stock. Item 2 is a proposal for the amendment of the articles of incorporation of the Company (the “Articles”) for that purpose, and shareholder approval for such an amendment is required under Maryland law. Items 3 and 4 are proposals relating to the issuance of common stock upon conversion or redemption of the Series E Preferred Stock with the common stock valued at specific conversion or redemption prices. The common stock of the Company is listed on Nasdaq Stock Market and the Company is subject to the NASDAQ Marketplace Rules, and those rules require shareholder approval for the issuance of common stock at the conversion or redemption prices.

The Company has agreed with RES and SREP to submit Items 2, 3 and 4 to the shareholders for approval at this annual shareholders meeting. RES, and SREP have agreed to vote all shares of their common stock affirmatively on such matters. The aggregate voting power of RES and SREP voted affirmatively for such matters is sufficient to assure approval of Items 2, 3 and 4.

On March 29, 2017 the Company completed a public offering of $50.1 million of its common stock at a public offering price per share of $10.50. The offering was a “Qualified Offering” as defined in the terms of the Series E Preferred Stock, the occurrence of which affects dividend, liquidation and redemption provisions of the Series E Preferred Stock. The following description of the terms of the Series E Preferred Stock reflects the dividend, liquidation and redemption provisions of the Series E Preferred Stock as affected by the occurrence of the Qualified Offering.

Dividends. A holder of Series E Preferred Stock receives preferential cumulative cash dividends at the rate of 6.25% per annum of the $10.00 liquidation value per share (equivalent to a fixed annual amount of $0.625 per year) as an annual cumulative dividend, payable quarterly, for each share of Series E Preferred Stock, when authorized by the Board or a duly authorized committee thereof. Dividends are cumulative and accrue, whether or not declared. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate and will earn additional dividends at 9.5%, compounding quarterly.

Rank. With respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding up, the Series E Preferred Stock will rank (a) prior or senior to the common stock, (b) prior or senior to all classes or series of preferred stock issued by the Company, the terms of which specifically provide that such shares rank junior to the Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company (together with the common stock, collectively, “Junior Shares”), (c) on a parity with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company with all classes or series of shares of preferred stock issued by the Company, the terms of which specifically provide that such shares rank on a parity with the Series D Preferred Stock (collectively, “Parity Shares”) and (d) junior to all existing and future indebtedness of the Company.

Liquidation Preference. Upon the Company’s liquidation, dissolution or winding up, before any distribution is made to the holders of common stock or any other capital stock that ranks junior, the holders of the Series E Preferred Stock are entitled to a liquidation preference of $10.00 per share (the “Liquidation Preference”), plus the sum of an amount equal to any accrued and unpaid dividends to the date of payment.

Redemption. The Company upon not less than 30 nor more than 60 calendar days’ prior written notice, may at its option at any time after a Qualified Offering has occurred or from time to time thereafter, select a redemption date or dates to redeem up to a total of 490,250 shares of Series E Preferred Stock, in all cases for cash at a redemption price equal to the “Redemption Amount”, described below, per share, plus all accrued and unpaid dividends to the date of redemption provided that (x) redemptions are made pro rata (as nearly as practicable without creating factional shares) to all holders of Series E Preferred Stock, and (y) the Company may not borrow funds, or delay making any capital expenditures or paying any operating expenses, for the purpose of making any such partial redemptions.

The “Redemption Amount” with respect to a share of Series E Preferred Stock means:

•	110% of the Liquidation Preference for redemption on or before March 16, 2019;

•	120% of the Liquidation Preference for redemption from March 16, 2019 and prior to March 16, 2020; and

•	130% of the Liquidation Preference for redemption on or after March 16, 2020.

Conversion. Subject to obtaining shareholder approval, or Conversion Price Approval, pursuant to the Nasdaq Marketplace Rules as described below under Shareholder Vote, the Series E Preferred Stock is convertible, at the option of the holder, at any time on or after February 28, 2019, into common stock, or the Conversion Price, of $13.845 for each share of common stock, which is equal to the rate of 0.72228 share of common stock for each share of Series E Preferred Stock.

Conversion Price. The initial conversion price will be $13.845, but the conversion price will be subject to anti-dilution adjustments upon the occurrence of stock splits and stock dividends.

Automatic Conversion. In the event of a “Qualified Pricing Event,” described below, a number of shares of Series E Preferred Stock (including any fraction of a share) as is determined by:

•	multiplying the daily weighted market sales price average by the daily average volume of the common stock during the “Qualified Pricing Event Period,” described below, and then

•	multiplying the result by 15, and then

•	dividing that result by the Liquidation Preference (the “Qualified Number of Shares”)

shall automatically convert into an aggregate number of shares of common stock (including any fraction of a share) as is determined by:

•	multiplying the Qualified Number of Shares (including any fraction of a share) by the Liquidation Preference, and then\

•	dividing the result by the Conversion Price then in effect.

No automatic conversion of Series E Preferred Stock will occur during a period of 90 calendar days following an automatic conversion of Series E Preferred Stock (an “Automatic Conversion Limitation Period”) but may occur on the 91st day and any day thereafter, unless prohibited by another Automatic Conversion Limitation Period.

A “Qualified Pricing Event” means the common stock trades for 60 consecutive trading days (or such longer trading period to have at least 5 trading days on which trades occurred) at a weighted market sales price average equal to or greater than 120% of the Conversion Price as reported by the Nasdaq Stock Market or any other national securities exchange on which the common stock is then listed for trading, or if none, the as reported “over the counter” trade price for such time period (a “Qualified Pricing Event Period”).

Put Rights. Subject to obtaining shareholder approval pursuant to Nasdaq Marketplace Rules at this annual shareholders meeting (a “Put Right Approval”), the holders have put rights (“Put Rights”) commencing March 16, 2021 to put the Series E Preferred Stock to the Company at 130% of its liquidation preference, which the Company can satisfy with cash or common stock. If the Company uses common stock to satisfy the Put Rights, the value per share of the common stock used to satisfy the Put Rights shall be the greater of (a) the weighted market sale price average per shares of the common stock for the 30 trading days (or such longer trading period as required to have at least 5 trading days on which trades occurred) preceding the put right notice from or a holder of Series E Preferred Stock, or (b) $4.875 per share of common stock. If shareholder approval is not obtained, the Put Rights may not be exercised by a holder of Series E Preferred Stock.

Articles Amendment. Pursuant to the terms of the Series E Preferred Stock, the Company at this annual shareholders meeting is seeking shareholder approval of an amendment to the Articles (a “Representations Exemption Approval”) to eliminate the requirement that the board receive certain shareholder representations and undertakings in connection with granting exemptions from the prohibition in the Articles for a person owning more than 9.9% of the common stock or 9.9% of any class or series of preferred stock of the Company for conversions of Series E Preferred Stock as long as the board is able to obtain the opinion of counsel required in the Articles as a condition to the board granting such an exemption.

Voting Rights as a Class. So long as any shares of Series E Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of not less than 75% of the Series E Preferred Stock, voting separately as a class:

•	amend, alter, repeal or make other changes to any provision of the terms of the Series E Preferred Stock of any provision elsewhere in the Charter so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof, including without limitation any amendment, alteration, repeal or other change effected in connection with a merger, consolidation or similar transaction (any such transaction, which for the avoidance of doubt does not include any liquidation, dissolution or winding up of the Company, an “Event”);

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking on a parity with, or senior to, the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or otherwise, or reclassify any shares of capital stock into any such shares; or

•	agree or commit to any of the foregoing.

Pursuant to the terms of the Series E Preferred Stock, so long as 434,750 shares of Series E Preferred Stock (47% of the originally issued shares of Series E Preferred Stock) remain outstanding, the Company will not, without the affirmative vote or consent of the holders of not less than 75% of the Series E Preferred Stock then outstanding;

•	merge, consolidate, liquidate, dissolve or wind up the Company or sell, lease or convey all or substantially all of the assets of the Company;

•	engage in any transaction in which the Company is to be a participant and the amount involved exceeds $120,000, other than employment compensation, and in which any of the Company’s directors or executive officers or any member of their immediate families will have a material interest, exclusive of interests arising solely from the ownership of a class of equity securities of the Company provided that all holders of such class of equity securities receive the same benefit on a pro rata basis;

•	except for dividends or distributions of cash from the Company’s funds from operations and except as required to preserve the Company’s qualification as a real estate investment trust under the Code, declare or pay any dividends or other distributions on shares of common stock or any other Junior Shares;

•	grant an exemption from the 9.9% ownership limit set forth in the Articles or otherwise, provided that the board of directors may grant additional exemptions pursuant to the Articles to prior recipients of such exemptions, and their affiliates, if such recipients were shareholders as of February 28, 2017;

•	issue any preferred stock of the Company; or

•	agree or commit to do any of the foregoing.

With respect solely to the exercise of the above described voting rights as a class, each share of Series E Preferred Stock has one vote per share.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

ITEM 2: APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELIMINATE THE REQUIREMENT THAT THE BOARD OF DIRECTORS RECEIVE CERTAIN SHAREHOLDER REPRESENTATIONS IN CONNECTION WITH CONVERSIONS OF SERIES E CONVERTIBLE PREFERRED STOCK AS LONG AS THE BOARD IS ABLE TO OBTAIN THE OPINION OF COUNSEL SPECIFIED IN SECTION (A)(7) OF ARTICLE IX OF THE ARTICLES.

The Board of Directors has approved, and recommends that the Company’s shareholders approve, an amendment to the Articles to eliminate the requirement that the Board of Directors receive certain shareholder representations and undertakings in connection with conversions of Series E Preferred Stock as long as the Board is able to obtain the opinion of counsel specified in Section (A)(7) of Article IX of the Articles.

The amendment, attached hereto as Appendix A, amends Section (A)(7) of Article IX of the Articles by deleting the indicated text and adding the underscored text:

“7. Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article IX hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section (A)(2)(b), Section (A)(2)(c), and/or Section (A)(2)(d) of Article IX hereof will not be violated, may exempt a Person from the Ownership Limit provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limit and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section (A)(3) of Article IX hereof (except the foregoing Section (A)(7)(i) and Section (A)(7)(ii) shall not be required for a Person with respect to Series ~~D~~ E Cumulative Convertible Preferred Stock so long as the Board of Directors is able to obtain the opinion of counsel specified in this Section (A)(7) of Article IX).”

Our Articles generally prohibit any shareholder from beneficially owning more than 9.9% of our common stock or 9.9% of any class or series of our preferred stock (the “Ownership Limit”). Section (A)(7) of Article IX of the Articles, however, provides for an exemption from the Ownership Limit, provided the Board of Directors receive representations and undertakings from holders of the securities that no individual’s beneficial ownership or constructive ownership will violate the Ownership Limit and an opinion of counsel that certain legal requirements for REIT status will not be violated.

Following shareholder approval at this annual meeting, the Series E Preferred Stock will be convertible into common stock pursuant to its terms at any time on or after February 28, 2019. When a holder converts Series E Preferred Stock into common stock, the percentage ownership of Series E Preferred Stock for each of the non-converting holders will increase. A non-converting holder will be concurrently required to convert shares to assure that the non-converting holder will not exceed the Ownership Limit with respect to Series E Preferred Stock, unless such holder provides the representations and undertakings required under Section (A)(7) of Article IX and the Board of Directors obtains the specified opinion of counsel. The amendment of the Articles will eliminate the requirement for a non-converting holder to provide such representations and undertakings concerning individual beneficial ownership or constructive ownership if the Company can obtain the opinion of counsel that certain legal requirements for REIT status will not be violated.

The opinion of counsel will be sufficient for the Board of Directors to issue the exemption to non-converting holders of Series E Preferred Stock, and eliminating the requirement to obtain representations and undertakings from the non-converting holders will streamline the conversion process.

Required Vote. Approval of the amendment of the Articles requires the approval of the holders of at least a majority of the votes represented by the outstanding shares of common stock. Abstentions and broker non-votes have the same effect as a vote against the proposal.

The Board of Directors Recommends a Vote “FOR” Approval of Item 2.

ITEM 3: APPROVAL OF THE ISSUANCE OF UP TO 20% OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK UPON CONVERSION OF THE SERIES E PREFERRED STOCK

If shareholders approve this Item 3, the 925,000 shares of Series E Preferred Stock will be convertible, at the option of the holder, at any time on or after February 28, 2019, into up to 668,111 shares of common stock, subject to antidilution adjustment.

The conversion price was determined by using the per share closing bid price of the common stock, $2.13 per share, as reported on the Nasdaq Stock Market immediately before the issuance of the Series E Preferred Stock. This conversion price was adjusted to $13.845 as a result of our 6.5 to 1 reverse stock split completed on March 15, 2017. The number of shares issuable upon conversion of the Series E Preferred Stock is subject to adjustment for stock dividends, stock splits, reclassifications, or transactions similar or having the effect of the foregoing by adjustment of the conversion price.

Nasdaq Listing Rule. As a Nasdaq listed company, the Company is subject to the Nasdaq Listing Rules. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required in order for the Series E Preferred Stock to be convertible into common stock because (i) the value per share of the common stock could potentially have a value that is less than the greater of book or market of the common stock immediately before issuance of the Series E Preferred Stock and (ii) the number of shares of common stock issued would equal 20% or more of common stock outstanding immediately before the issuance of the Series E Preferred Stock.

Price Per Share. For purposes of Nasdaq Listing Rule 5635(d), the value per share of the common stock issued upon conversion of the Series E Preferred Stock is compared to the book value or market value of the common stock immediately before the issuance of the Series E Preferred Stock. This value per share is determined by (a) dividing the value to the Company from the issuance of the Series E Preferred Stock by (b) the number of shares of common stock issuable upon conversion of the Series E Preferred Stock. The value to the Company of the issuance of the Series E Preferred Stock comes primarily from the benefit of the avoidance of making a potential cash payment to the holders of the Series D Preferred Stock in connection with the next equity offering and the benefit for such an equity offering by reducing the amount of outstanding preferred stock. Because of the uncertainty of definitive dollar values for these benefits, the value per share of the common stock, for purposes of Nasdaq Listing Rule 5635(d) could be more or less than the book value or market value per share of common stock at the time of issuance of the Series E Preferred Stock.

Common Stock Issuance Greater Than 20%. The number of shares issued on conversion of the Series E Preferred Stock is determined by (i) dividing the conversion price of $13.845 (subject to adjustment for stock dividends, stock splits, reclassifications, or transactions similar or having the effect of the foregoing) into (ii) the product of $10 (plus any accrued and unpaid dividends) multiplied by the number of shares of Series E Preferred Stock to be converted. Assuming no accrued and unpaid dividends, this is equal to the rate of 0.72228th of a share of common stock issued for each share of Series E Preferred Stock upon conversion at the conversion price of $13.845. There were 763,304 shares of common stock of the Company outstanding before the issuance of the Series E Preferred Stock (after adjusting for the 6.5-to-1 reverse stock split completed on March 15, 2017). At the adjusted conversion price of $13.845, up to 668,111 shares of common stock are issuable upon conversion of the all 925,000 outstanding shares of Series E Preferred Stock, which exceeds more than 20% of the common stock outstanding at the time the Series E Preferred Stock was issued.

Required Vote. The shareholders are being asked at this annual shareholders meeting to approve the issuance of common stock upon conversion of the Series E Preferred Stock at the conversion price, subject to antidilution adjustments such as for stock splits and stock dividends. If such approval is not obtained, the Series E Preferred Stock may not be converted into shares of common stock by a holder. RES and SREP have agreed to vote all shares of their common stock affirmatively for this Item 3. The aggregate voting power of RES and SREP voting affirmatively for Item 3 is sufficient to assure approval of Item 3. Shareholder approval of this Item 3 will constitute shareholder approval for purposes of Nasdaq Listing Rule 5635(d).

The approval of Item 3 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors Recommends a Vote “FOR” this Item 3.

ITEM 4: APPROVAL OF THE ISSUANCE OF UP TO 20% OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK UPON EXERCISE OF THE SERIES E PREFERRED STOCK PUT RIGHTS.

If shareholders approve this Item 4, the holders of Series E Preferred Stock will have put rights (“Put Rights”) commencing March 16, 2021 to put the Series E Preferred Stock to the Company at 130% of its liquidation preference plus accrued and unpaid dividends, or $13.00 per share of Series E Preferred Stock assuming no accrued and unpaid dividends, which the Company can satisfy with cash or common stock. If the Company uses common stock to satisfy the Put Rights, the value per share of the common stock used to satisfy the Put Rights shall be the greater of (a) the weighted market sale price average per shares of the common stock for the 30 trading days (or such longer trading period as required to have at least 5 trading days on which trades occurred) preceding the put right notice from a holder of Series E Preferred Stock, or (b) $4.875 per share of common stock, subject to adjustment in the same manner as the conversion price of the Series E Preferred Stock (the “Floor Price”) . Since the value per share of the common stock issued to satisfy the Put Rights cannot not be less than $4.875 per share (subject to antidilution adjustment), the maximum aggregate number of shares the Company would currently issue to satisfy the exercise of the Put Rights in full is 2,466,666 shares of common stock. The number of shares issuable upon conversion of the Series E Preferred Stock is subject to adjustment for stock dividends, stock splits, reclassifications, or transactions similar or having the effect of the foregoing by adjustment of the Floor Price. The shareholders are being asked pursuant to this Item 4 to approve the issuance by the Company, at its election, of up to 20% or more of common stock upon redemption of the Series E Preferred Stock upon exercise of Put Rights.

Nasdaq Listing Rule. As a Nasdaq listed company, the Company is subject to the Nasdaq Listing Rules. Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required in order for the Series E Preferred Stock to be convertible into common stock because (i) the value per share of the common stock could potentially have a value that is less than the greater of book or market of the common stock immediately before issuance of the Series E Preferred Stock and (ii) the number of shares of common stock issued would equal 20% or more of common stock outstanding immediately before the issuance of the Series E Preferred Stock.

Required Vote. The shareholders are being asked at this annual shareholders meeting to approve the issuance of common stock upon exercise of the Series E Preferred Stock Put Rights. If such approval is not obtained, the Company may not satisfy the Put Rights by issuing common stock in exchange for the Series E Preferred Stock. RES and SREP have agreed to vote all shares of their common stock affirmatively for this Item 4. The aggregate voting power of RES and SREP voting affirmatively for Item 4 is sufficient to assure approval of Item 3. Shareholder approval of this Item 4 will constitute shareholder approval for purposes of Nasdaq Listing Rule 5635(d).

The approval of Item 4 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors Recommends a Vote “FOR” this Item 4.

ITEM 5. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, and fees billed for other services rendered by KPMG during those periods.

Year Ended December 31,	2016	2015
Audit Fees(1)	$421,202	$421,850
Audit Related Fees	137,051	0
Tax Fees(2)	380,852	160,053
All Other Fees	0	0
Total	$939,105	$581,903

(1)	Includes fees billed for professional services rendered by KPMG for the audit of the Company’s fiscal 2016 and 2015 annual financial statements, and review of the Company’s quarterly financial statements during 2016 and 2015.
(2)	Includes fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning.

The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2016 and 2015 fiscal years is compatible with maintaining KPMG’s independence from the Company.

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Sabin, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.

KPMG’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Audit Committee has appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2017 and requests that shareholders ratify this appointment. A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

The Board of Directors Recommends a Vote “FOR” Item 5.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under United States securities laws, the Company’s directors and executive officers, and persons who own more than 10% of our common stock, are required to report their ownership of the common stock and any changes in ownership to the Securities and Exchange Commission (the “SEC”). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2016 fiscal year.

Based solely upon a review of the reports furnished to the Company or written representations from the Company’s directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company’s directors and executive officers, and owners of more than 10% of the common stock on a timely basis except for a Form 4 for RES and affiliates that was inadvertently filed three days late on March 23, 2016.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2018 Annual Meeting, the proposal must be in proper form and must be received by the Company at its office in Norfolk, Nebraska, on or before December 18, 2017.

The Company’s bylaws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual shareholders’ meeting. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at its principal executive offices not less than ninety days prior to the annual meeting. The bylaws specify the information which must accompany such shareholder notice. Details of the provision of the bylaws may be obtained by any shareholder from the Secretary of the Company.

FINANCIAL INFORMATION INCORPORATED BY REFERENCE

The information incorporated by reference is considered to be a part of this proxy statement. The Company incorporates by reference Condor’s 2016 Annual Report. Condor’s 2016 Annual Report is being delivered to you together with this proxy statement in connection with the Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 1800 West Pasewalk Avenue, Suite 200, Norfolk, NE 68701, additional copies of the Company’s 2016 Annual Report and the Company’s

Annual Report on Form 10-K, for the fiscal year ended December 31, 2016, including the financial statements and financial statement schedules as filed by the Company with the SEC.

By Order of the Board of Directors,

James H. Friend Chairman

April 17, 2017

APPENDIX A

Section (A)(7) of Article IX of the Amended and Restated Articles of Incorporation of Condor Hospitality Trust, Inc. are proposed to be amended by deleting the indicated text and adding the underscored text below:

“7. Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article IX hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section (A)(2)(b), Section (A)(2)(c), and/or Section (A)(2)(d) of Article IX hereof will not be violated, may exempt a Person from the Ownership Limit provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limit and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section (A)(3) of Article IX hereof (except the foregoing Section (A)(7)(i) and Section (A)(7)(ii) shall not be required from a Person with respect to Series E Cumulative Convertible Preferred Stock so long as the Board of Directors is able to obtain the opinion of counsel specified in this Section (A)(7) of Article IX).”

[Manually signed accountant’s report filed with the proxy statement pursuant to

Instructions to Item 13 of Schedule 14A]

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Condor Hospitality Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Condor Hospitality Trust, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedule, Schedule III- Real Estate and Accumulated Depreciation These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Condor Hospitality Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, the Company has changed its method of accounting for discontinued operations as of October 1, 2014 on a prospective basis due to the adoption of Accounting Standards Update 2014-08.

(signed) KPMG LLP

McLean, Virginia

March 1, 2017, except for note 17, as to which the date is March 16, 2017

1

PROXY

CONDOR HOSPITALITY TRUST, INC.

Courtyard New York Manhattan/Midtown East, 866 Third Avenue, New York, NY

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of J. William Blackham and James H. Friend, as proxy, each with the power to appoint such person’s substitute, and hereby authorizes them to vote, as designated below, all the shares of common stock of Condor Hospitality Trust, Inc. held of record by the undersigned on March 9, 2017, at the annual meeting of shareholders to be held on May 16, 2017 or any adjournment thereof.

(Please date and SIGN on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CONDOR HOSPITALITY TRUST, INC.

May 16, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://condorhospitality.com

Please sign, date and mail your proxy card

in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

(1)	Election of Directors
	☐	FOR ALL NOMINEES:
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES.
	☐	FOR ALL EXCEPT:

(see instructions below)

NOMINEES:

	☐	J. William Blackham
	☐	Daphne J. Dufresne
	☐	Daniel R. Elsztain
	☐	James H. Friend
	☐	Jeffrey Giller
	☐	Donald J. Landry
	☐	J. Brendan MacDonald
	☐	Mark D. Linehan
	☐	John M. Sabin

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark an “X” in the square next to each nominee you wish to withhold.

The Board of Directors recommends you vote FOR the following proposals.

(2)	Amend Article 1X(a)(7) of the Articles of Incorporation
	☐	For
	☐	Against
	☐	Abstain

(3)	Approve the issuance of up to 20% or more of the outstanding shares of common stock upon conversion of the 6.25% Series E Cumulative Convertible Preferred Stock.
	☐ ☐ ☐	For Against Abstain

(4)	Approve the issuance of up to 20% or more of the outstanding shares of common stock to redeem shares of 6.25% Series E Cumulative Convertible Preferred Stock upon exercise of put rights.
	☐	For
	☐	Against
	☐	Abstain

(5)	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2017.
	☐	For
	☐	Against
	☐	Abstain

(6)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in their discretion for any other matters coming before the meeting.

DATED:                    , 2017

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.        ☐